UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Motricity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-1059798
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

601 108th Avenue Northeast, Suite 900 Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to purchase units consisting of 0.02599 shares of 13% Redeemable Series J Preferred Stock and 0.21987 warrants to purchase a share of Common Stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:        333-183487

Securities to be registered pursuant to Section 12(g) of the Act:        None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Form 8-A is being filed in connection with Motricity, Inc.’s (the “Company”) listing of transferable subscription rights (the “Rights”) to purchase units consisting of 13% Redeemable Series J Preferred Stock and warrants to purchase a share of the Company’s common stock, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on the Nasdaq Stock Market LLC. On July 23, 2012, the Company distributed to holders of its common stock, at no charge, one original subscription right to purchase a unit, for an aggregate of approximately 46,163,685 subscriptions rights. Following the distribution of the original subscription rights, the Company determined that it was advisable and in the best interest of the Company to modify the composition of the units. Each subscription right now entitles the holder thereof to purchase, for a subscription price of $0.65 per unit, a modified unit consisting of 0.02599 shares of 13% Redeemable Series J Preferred Stock and 0.21987 warrants to purchase a share of common stock.

Item 1.	Description of Registrant’s Securities to be Registered

A description of the Rights to be registered hereunder is set forth under the caption “Description of the Company’s Securities – Subscription Rights” in the prospectus contained in the Company’s Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission on August 22, 2012 (File No. 333-183487), including all amendments thereto and any prospectuses or prospectus supplements filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Prospectus”). Such Prospectus is incorporated herein by reference.

Item 2.	Exhibits

The following exhibits to this Registration Statement on Form 8-A are incorporated herein by reference as indicated below:

Exhibit Number	Incorporated by Reference	Description of Documents

3.1	A	Restated Certificate of Incorporation

3.2	B	Bylaws

3.3	C	Amended and Restated Certificate of Designations relating to Series J preferred stock

4.1	D	Form of the Company’s Common Stock Certificate

4.2	E	Form of the Company’s Series J Preferred Stock Certificate

4.3	E	Form of Subscription Rights Certificate for the original subscription rights

4.4	E	Warrant Agreement by and between the Company and American Stock Transfer and Trust Company

4.5	F	Form of Subscription Rights Certificate for the Subscription Rights as reconstituted

Filed as an exhibit to the document referred to by letter as follows:

A	Amendment No. 8 to Registration Statement on Form S-1, File No. 333-164471, filed on June 15, 2010

B	Amendment No. 3 to Registration Statement on Form S-1, File No. 333-164471, filed on April 26, 2010

C	Registration Statement on Form S-1, File No. 333-187487, filed on August 22, 2012

D	Amendment No. 5 to Registration Statement on Form S-1, File No. 333-164471, filed on May 14, 2010

E	Amendment No. 5 to Registration Statement on Form S-3 on Form S-1, File No. 333-178309, filed on July 9, 2012

F	Amendment No. 1 to Registration Statement on Form S-1, File No. 333-187487, filed on September 7, 2012

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 13, 2012

MOTRICITY, INC.

By:	/s/ James R. Smith, Jr.
Name: Title:	James R. Smith, Jr. Interim Chief Executive Officer